AMN HEALTHCARE ANNOUNCES FIRST QUARTER 2020 RESULTS
Quarterly revenue of $602 million;
GAAP EPS of $0.27 and adjusted EPS of $0.79

DALLAS & SAN DIEGO – (May 11, 2020) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its first quarter 2020 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q1 2020	% Change Q1 2019
Revenue	$602.5	13%
Gross profit	$202.1	14%
Net income	$13.0	(62)%
Diluted EPS	$0.27	(62)%
Adjusted diluted EPS*	$0.79	5%
Adjusted EBITDA*	$74.0	12%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights

•	First quarter financial results in line with guidance, with favorable trends and strong momentum across most business lines in the first two months of the year.

•	Revenue of $602 million was 13% above prior year, with organic revenue higher by 3%, and adjusted EBITDA was $74 million.

•
With the nationwide reduction in elective procedures and overall healthcare utilization starting in the second half of March due to COVID-19, all divisions except Travel Nurse and VMS were negatively impacted in the first quarter.

•	Stratus Video, the remote video interpretation business acquired in mid-February, contributed $14 million of revenue in the first quarter, just below expectations due to COVID-19.

•	We have realigned our three reportable segments to better correlate with our business operations and organizational structure.

“I am immensely proud of the incredible AMN team, our clients, our industry and most importantly, our front-line healthcare professionals for the way they have risen to the challenge of this global pandemic,” said Susan R. Salka, Chief Executive Officer of AMN Healthcare. “In March and April, we mobilized thousands of healthcare professionals to respond to the needs of our clients and the patients and communities they serve. To handle this dramatic COVID-19 demand surge, our teams rallied with hundreds of team members shifting into new roles to support our clients and healthcare professionals.

“Under pressure from the pandemic and the urgent patient care needs across the country, we were quickly able to deploy several new, innovative solutions,” Ms. Salka added. “In April we expanded our scalable VMS solution, Open Talent Marketplace, allowing a multitude of healthcare facilities to quickly staff and manage their entire range of contingent talent. We saw a significant increase in utilization of our emerging Televate teletherapy platform by the school districts we serve. We added new functionality to our Stratus platform that enabled clients to utilize it for broader telehealth care. AMN launched a new telehealth platform, AMN Cares, for care teams to interact with patients or employees at home. We also accelerated the release of AMN Passport, the most comprehensive mobile app for healthcare professionals in the industry.”

“As needs related to COVID-19 support decelerated in late April and healthcare utilization remained low across the country, demand for most of our service lines also declined. As a result, we have made adjustments to our cost structure to reflect this market environment. At the same time, we remain focused on our total talent strategy to ensure we emerge as an even stronger and more agile organization,” Ms. Salka said.

First Quarter 2020 Results

Consolidated revenue for the quarter was $602 million, a 13% increase over prior year and 3% higher than prior quarter. On an organic basis, consolidated revenue was up 3% over prior year. Beginning this quarter, we are reporting with three realigned business segments. The Nurse and Allied Solutions segment now includes our revenue cycle solutions business. Physician and Leadership Solutions is a new segment that encompasses contingent and permanent leadership solutions, locum tenens, and physician permanent placement. Technology and Workforce Solutions, the third segment, includes remote video interpreting, vendor management solutions, predictive analytics, RPO and credentialing services.

Revenue for the Nurse and Allied Solutions segment was $424 million up 14% year over year (3% organic) and flat sequentially. Travel Nurse division revenue grew 12% year over year with 6% organic growth. Allied division revenue increased 41% year over year, 5% organic.

The Physician and Leadership Solutions segment reported revenue of $138 million, up 1% year over year and down 1% sequentially. Technology and Workforce Solutions segment revenue was $40 million for an increase of 84% year over year (13% organic), driven in large part by our recent acquisitions of b4health and Stratus Video.

Gross margin was 33.5%, higher by 30 basis points year over year and lower by 10 basis points sequentially. The year-over-year variance was driven primarily by a favorable segment mix shift.

SG&A expenses were $146 million, or 24.3% of revenue, compared with $120 million, or 22.5% of revenue, in the same quarter last year. SG&A was $133 million, or 22.7% of revenue, in the previous quarter. The year-over-year increase in SG&A costs included a $7 million increase in one-time costs related to recent acquisitions, as well as $9 million of SG&A from the acquired companies. The remainder of the SG&A increase from prior year was due mainly to higher employee-related expenses and an increase in bad debt reserves due largely to the COVID-19 crisis.

Income from operations was $36 million, or 5.9% of revenue, compared with $45 million, or 8.5% of revenue, in the same quarter last year. Adjusted EBITDA was $74 million, a year-over-year increase of 12%. Adjusted EBITDA margin was 12.3%, representing a decrease of 10 basis points year over year.

Net income was $13 million, or $0.27 per diluted share, compared with $34 million, or $0.71 per diluted share, in the same quarter last year. Adjusted diluted EPS was $0.79.

At March 31, 2020, cash and cash equivalents totaled $98 million. Cash flow from operations was $51 million for the quarter, and capital expenditures were $14 million. The Company ended the quarter with total debt outstanding of $1,100 million with a leverage ratio of 3.1 to 1. Subsequent to quarter end, the Company reduced total debt outstanding to $1,050 million and currently has more than $200 million available to draw under the revolving credit facility.

Second Quarter 2020 Outlook

The stay-at-home orders and suspension of elective procedures have caused a material decrease in healthcare utilization and delayed buying decisions from our clients. Travel nurse demand was remarkably strong in the second half of March and much of April. However, recent demand has fallen significantly, reflecting the decline in crisis assignments and healthcare utilization. Overall, for the second quarter, we expect Nurse and Allied Solutions segment revenue to be above prior year by 7-10%, with higher travel nurse revenue partly offset by lower revenue cycle solutions and labor disruption revenue. For this segment, the trajectory of volume and revenue is declining through the quarter, and we expect volumes for nurse, allied and revenue cycle to be below prior year in June.

For our Physician and Leadership Solutions and Technology and Workforce Solutions segments, April revenue for most service lines was below prior-year levels by about 10-30%. Revenue has stabilized, and we expect demand to grow from current levels for these businesses as elective procedures resume and overall healthcare utilization increases.

Based on the above trends, we are projecting second quarter revenue to be in a range of $550 million to $570 million. This wide range reflects the uncertainty and volatility of business activity. In response to the lower level of revenue, we have taken several steps to reduce spending across the enterprise. These actions, plus the variable nature of certain expenses, have decreased our SG&A by approximately 15% on an annualized basis from our pre-COVID-19 run rate. Second quarter operating margin is expected to be above 6%, and adjusted EBITDA margin is expected to be above 12%.

Second quarter estimates for certain financial items include depreciation of $7.5 million, non-cash amortization expense of $15.6 million, interest expense of $10.7 million, integration expenses of $4-5 million, and an adjusted tax rate of 32%.

Conference Call on May 11, 2020
AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare, will host a conference call to discuss its first quarter 2020 financial results and outlook on Monday, May 11, 2020, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/eventcalendar. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (844) 721-7241 in the U.S. or (409) 207-6955 internationally and using participant code 4038932. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available starting at 7:30 p.m. Eastern Time on May 11, 2020, and can be accessed until 11:59 p.m. Eastern Time on May 25, 2020, by calling (800) 207-1041 in the U.S. or (402) 970-0847 internationally, with access code 1880818.

About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the

Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://amnhealthcare.investorroom.com/emailalerts.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin and (3) adjusted net income, and (4) adjusted diluted EPS.  The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance.  A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning future demand projections, projected healthcare utilization rates, projections regarding the trajectory of travel nurse volume and revenue, revenue projections for our Physician and Leadership Solutions and Technology and Workforce Solutions segments, the Company's projected annualized SG&A performance and our guidance for second quarter 2020 Nurse and Allied Solutions segment revenue, allied and revenue cycle solutions revenue, consolidated revenue, travel nurse revenue, operating margin, adjusted EBITDA margin, depreciation expense, non-cash amortization expense, interest expense, integration expenses, and adjusted tax rate. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

The Company’s ability to meet the targets and expectations noted in our second quarter 2020 outlook depends upon, among other factors, (i) the magnitude and duration of the effects of the COVID-19 pandemic on our business, financial condition and results of operations, (ii) the duration of the period that hospitals and other healthcare entities decrease their utilization of temporary employees, physicians, leaders and other workforce technology applications as a result of the suspension or restrictions placed on non-essential and elective healthcare as a result of the COVID-19 pandemic, (iii) the duration of the period that individuals may continue to forgo non-essential and elective healthcare once “safer at home” restrictions and recommendations are lifted, (iv) the extent and duration of the period that a significant spike in unemployment that has resulted from the COVID-19 pandemic will cause an increase in under- and uninsured patients and a corresponding reduction in overall healthcare utilization and demand for our services, (v) the extent to which the COVID-19 pandemic may disrupt our operations due to the unavailability of our employees or healthcare professionals due to illness, risk of illness, quarantines, travel restrictions or other factors that limit our existing or potential workforce and pool of candidates, (vi) the severity and duration of the impact the COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered, (vii) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs, (viii) our ability to manage the pricing impact that the COVID-19 pandemic and consolidation of healthcare delivery organizations may have on our business, (ix) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (x) our ability to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (xi) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, and (xii) our ability to consummate and effectively incorporate acquisitions into our business.
For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly

Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Director, Investor Relations
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2020	2019	2019
Revenue	$602,461	$532,441	$586,892
Cost of revenue	400,395	355,682	389,759
Gross profit	202,066	176,759	197,133
Gross margin	33.5%	33.2%	33.6%
Operating expenses:
Selling, general and administrative (SG&A)	146,234	119,997	133,158
SG&A as a % of revenue	24.3%	22.5%	22.7%

Depreciation and amortization	20,089	11,710	17,007
Total operating expenses	166,323	131,707	150,165
Income from operations	35,743	45,052	46,968
Operating margin (1)	5.9%	8.5%	8.0%

Interest expense, net, and other (2)	11,054	5,673	8,859

Income before income taxes	24,689	39,379	38,109

Income tax expense	11,724	5,257	10,627
Net income	$12,965	$34,122	$27,482
Net income as a % of revenue	2.2%	6.4%	4.7%

Other comprehensive income (loss):
Foreign currency translation and other	(47)	(101)	59
Other comprehensive income (loss)	(47)	(101)	59

Comprehensive income	$12,918	$34,021	$27,541

Net income per common share:
Basic	$0.27	$0.73	$0.59
Diluted	$0.27	$0.71	$0.58
Weighted average common shares outstanding:
Basic	47,359	46,784	46,713
Diluted	47,641	47,772	47,573

AMN Healthcare Services, Inc.
Non-GAAP Reconciliation Tables
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2020	2019	2019
Reconciliation of Non-GAAP Items:

Net income	$12,965	$34,122	$27,482
Income tax expense	11,724	5,257	10,627
Income before income taxes	24,689	39,379	38,109
Interest expense, net, and other (2)	11,054	5,673	8,859
Income from operations	35,743	45,052	46,968
Depreciation and amortization	20,089	11,710	17,007
Depreciation (included in cost of revenue) (3)	145	—	—
Share-based compensation	4,927	5,186	4,528
Acquisition, integration, and other costs (4)	13,077	4,029	6,936
Adjusted EBITDA (5)	$73,981	$65,977	$75,439

Adjusted EBITDA margin (6)	12.3%	12.4%	12.9%

Net income	$12,965	$34,122	$27,482
Adjustments:
Amortization of intangible assets	13,431	6,651	11,074
Acquisition, integration, and other costs (4)	13,077	4,029	6,936
Equity instrument fair value changes (2)	1,298	—	—
Debt financing related costs	—	—	594
Tax effect on above adjustments	(7,230)	(2,777)	(4,838)
Tax effect of COLI fair value changes (7)	5,255	(1,527)	(1,002)
Excess tax deficiencies (benefits) related to equity awards (8)	(1,221)	(4,569)	203
Adjusted net income (9)	37,575	35,929	40,449

GAAP diluted net income per share (EPS)	$0.27	$0.71	$0.58
Adjustments	0.52	0.04	0.27
Adjusted diluted EPS (10)	$0.79	$0.75	$0.85

AMN Healthcare Services, Inc.
Supplemental Segment Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2020	2019	2019
Revenue
Nurse and allied solutions	$424,346	$373,472	$422,705
Physician and leadership solutions	137,842	137,077	139,394
Technology and workforce solutions	40,273	21,892	24,793
	$602,461	$532,441	$586,892

Segment operating income (11)
Nurse and allied solutions	$59,608	$53,556	$61,021
Physician and leadership solutions	14,569	15,872	19,098
Technology and workforce solutions	15,295	10,383	10,754
	89,472	79,811	90,873
Unallocated corporate overhead	15,491	13,834	15,434
Adjusted EBITDA (5)	$73,981	$65,977	$75,439

Gross Margin
Nurse and allied solutions	28.5%	28.5%	29.0%
Physician and leadership solutions	36.7%	36.6%	37.2%
Technology and workforce solutions	75.7%	92.6%	92.3%

Operating Data:
Nurse and allied solutions
Average healthcare professionals on assignment (12)	11,411	10,447	11,246

Physician and leadership solutions
Days filled (13)	40,284	40,496	40,149
Revenue per day filled (14)	$1,968	$1,988	$1,941

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands, except leverage ratio)
(unaudited)

	March 31, 2020	December 31, 2019	March 31, 2019
Assets
Current assets:
Cash and cash equivalents	$97,509	$82,985	$19,116
Accounts receivable, net	376,528	352,685	365,231
Accounts receivable, subcontractor	75,938	72,714	55,607
Prepaid and other current assets	50,619	52,115	48,933
Total current assets	600,594	560,499	488,887
Restricted cash, cash equivalents and investments	60,873	62,170	61,279
Fixed assets, net	116,718	104,832	93,625
Operating lease right-of-use assets	87,217	89,866	97,055
Other assets	104,829	120,254	105,590
Goodwill	851,459	595,551	464,923
Intangible assets, net	638,443	398,474	326,466
Total assets	$2,460,133	$1,931,646	$1,637,825

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$175,188	$156,140	153,566
Accrued compensation and benefits	153,018	170,932	135,792
Current portion of notes payable	6,250	—	—
Current portion of operating lease liabilities	14,634	13,943	12,341
Deferred revenue	12,587	11,788	11,459
Other current liabilities	11,383	25,302	20,112
Total current liabilities	373,060	378,105	333,270
Revolving credit facility	225,000	—	150,000
Notes payable, less unamortized fees	858,906	617,159	320,798
Deferred income taxes, net	104,262	46,618	20,079
Operating lease liabilities	88,090	91,209	99,946
Other long-term liabilities	61,735	61,813	63,746
Total liabilities	1,711,053	1,194,904	987,839

Commitments and contingencies

Stockholders’ equity:	749,080	736,742	649,986

Total liabilities and stockholders’ equity	$2,460,133	$1,931,646	$1,637,825

Leverage ratio (15)	3.1	2.0	1.9

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2020	2019	2019

Net cash provided by operating activities	$51,365	$36,214	$78,657
Net cash used in investing activities	(492,137)	(36,248)	(38,218)
Net cash provided by financing activities	456,126	1,790	159
Effect of exchange rates on cash	(47)	(101)	59
Net increase in cash, cash equivalents and restricted cash	15,307	1,655	40,657
Cash, cash equivalents and restricted cash at beginning of period	153,962	84,324	113,305
Cash, cash equivalents and restricted cash at end of period	$169,269	$85,979	$153,962

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosure
Reconciling Operating Margin Guidance to
Adjusted EBITDA Margin Guidance

Adjusted EBITDA margin represents operating margin excluding the impact of (A) depreciation and amortization expense, (B) share-based compensation and (C) acquisition, integration, and other costs. Due to the impact that the COVID-19 pandemic has had on the healthcare industry and the resulting uncertainty the pandemic is having on our future financial performance, we are unable to provide a quantitative reconciliation of our projected second quarter 2020 adjusted EBITDA margin to our projected operating margin without undertaking unreasonable efforts.

(1)	Operating margin represents income from operations divided by revenue.

(2)
Interest expense, net, and other for the three months ended March 31, 2020 includes $1,298,000 related to changes in the fair value of equity instruments. Since the changes in fair value is unrelated to the Company’s operating performance, we excluded the impact from the calculation of adjusted net income and adjusted diluted EPS for the three months ended March 31, 2020.

(3)
A portion of depreciation expense for Stratus Video, which was acquired in February 2020, is included in cost of revenue for the three months ended March 31, 2020. Beginning in 2020, we exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.

(4)
Acquisition, integration, and other costs for the three months ended March 31, 2020 include advisory fees contingent upon closing of the Stratus Video acquisition of $5,000,000. Acquisition, integration, and other costs of $4,029,000 for the three months ended March 31, 2019 included $2,100,000 of extraordinary legal expenses and a decrease in contingent consideration liabilities for recently acquired companies of $700,000. We exclude the impact of extraordinary legal expenses from the calculation of adjusted EBITDA because we believe that these expenses are not indicative of the Company’s operating performance.

(5)
Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, extraordinary legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and is a measure used in the Company’s credit agreement and the indentures governing our 5.125% Senior Notes due 2024 and our 4.625% Senior Notes due 2027. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(6)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.

(7)
The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.

(8)
The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.

(9)
Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) extraordinary legal expenses, (D) changes in fair value of equity instruments, (E) write offs of deferred financing costs, (F) tax effect, if any, of the foregoing adjustments, (G) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, and (H) net tax expense related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.

(10)
Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.

(11)
Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, and share-based compensation.

(12)
Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented. Excluding Advanced Medical, which was acquired during the second quarter of 2019, the average healthcare professionals on assignment was 10,087 and 9,900 for the three months ended March 31, 2020 and December 31, 2019, respectively.

(13)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.

(14)	Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.

(15)
Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.